Contact Information Hawk Associates, Inc. Frank N. Hawkins, Jr. or Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com

Azco Mining Inc.
7239 N. El Mirage Road,
Glendale, Arizona, 85382
Tel: (623) 935-0774
Fax: (623) 935-0781
E-mail: info@azco.com

PRESS RELEASE
FOR RELEASE Monday, November 6

Azco Mining Eliminates Debt and Books $4.46M Gain

Glendale, AZ, November 6, 2006 -- Azco Mining Inc. (OTCBB: AZMNE), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced today that it had agreed with a major creditor to terminate a 2002 financing lease and eliminate all the company’s outstanding debt under the lease. As a result of the transaction, Azco Mining will recognize an extraordinary gain of approximately $4,458,805 in its financial statements for the December 2006 quarter.

Dr. W. Pierce Carson, CEO of Azco Mining, said, “We now have cleared our books of liabilities aggregating approximately $6,263,002, which has placed the Company in a much healthier financial condition. In addition, the lease arrangement involved security over our Black Canyon mica assets and created a major impediment to attracting new investment in that project. With the debt removed, we are confident of being able to move forward with Black Canyon.”

The transaction with Muzz Investments, LLC (“Muzz”) included several related agreements. The real property purchase agreement provided for the sale to Muzz of real estate and buildings at the Company’s Glendale, Arizona location. Under that agreement, Azco Mining retains ownership of its mica processing equipment currently installed in the mill building. The equipment will be removed and transported to a storage site for future use. As part of the transaction, Azco Mining also agreed to provide for the exercise of warrants granted to Muzz in 2002 and to issue Muzz 2,550,000 restricted shares of its common stock.

The transaction has the following effects on Azco Mining’s financial statements: eliminates liabilities aggregating approximately $6,263,002, consisting of debt obligations related to the lease aggregating approximately $4,936,478 and a derivative financial liability associated with the Muzz warrants of approximately $1,326,524; removes a net book value of property and equipment of approximately $443,068 and deferred lease costs of $86,129; and, in connection with the exercise of the 2,550,000 Muzz warrants, results in an equity entry of $1,275,000.

Additional information about the transaction may be found in the company’s 8-K filing at http://www.hawkassociates.com/azco/sec.htm.

Commenting on the late filing status of Azco Mining’s 10-KSB annual financial report for the year ended June 30, 2006, Carson noted that the delay in filing was due to extra time required to complete a two-year audit of the Lordsburg Mining Company, which Azco Mining purchased in May 2006 in order to acquire the Summit silver-gold project. Carson said he expected the company to regain currency in its financial reporting in the near future.

About Azco Mining Inc.

Azco Mining is a U.S.-based mining and exploration company focused on acquiring and developing gold, copper and industrial mineral properties. The company owns the Summit gold-silver property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain 2 million ounces of gold; a high-quality mica mine and processing facility near Phoenix; and a large resource of micaceous iron oxide (MIO) in La Paz County, Ariz. Azco intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about Azco Mining Inc., visit http://www.azco.com .

An investment profile about Azco Mining may be found at http://www.hawkassociates.com/azmnprofile.aspx .

For investor relations information regarding Azco Mining, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com .

The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.